Exhibit 99.1

   Per-Se Technologies Announces Effectiveness of Debentures Resale
                        Registration Statement

    ALPHARETTA, Ga.--(BUSINESS WIRE)--March 14, 2005--Per-Se Technologies, Inc. (Nasdaq:PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, announced today that the Company's Registration Statement on Form S-1 relating to the resale of its 3.25% convertible subordinated debentures due 2024 and the common stock issuable, if any, upon conversion of the debentures was declared effective at 5:30 p.m. ET on March 14, 2005, by the Securities and Exchange Commission.
    As previously announced, the Company issued $125,000,000 aggregate principal amount of the debentures to qualified institutional buyers in a private placement in June 2004. At that time, the Company agreed to register the debentures and all underlying shares of common stock for resale. This registration process is now complete. The Company will not receive any of the proceeds from any resale of the debentures or any underlying shares of common stock.
    Copies of the prospectus for the debentures may be obtained from Per-Se Technologies, Inc., Investor Relations Department, 1145 Sanctuary Parkway, Suite 200, Alpharetta, Ga., 30004, tel.:
770/237-4300, investors@per-se.com.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq:PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se help enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    CONTACT: For Per-Se Technologies
             Manning, Selvage & Lee
             Jim Storey, 404-870-6832
             jim.storey@mslpr.com